EXHIBIT 99.2

              CHILDREN'S BROADCASTING CORPORATION SIGNS LETTERS OF
                       INTENT TO SELL SEVEN RADIO STATIONS

         MINNEAPOLIS - (BUSINESS WIRE) - Feb. 19, 1998 - Children's Broadcasting Corporation (CBC) (Nasdaq NMS: AAHS) announced today that it has entered into several letters of intent for the sales of seven of its radio stations in major markets, and that it will be seeking shareholder approval in May or June for the sale of all or substantially all of its radio stations. CBC has received significant interest from potential purchasers of its radio station properties following the January announcement of the failure of Global Broadcasting Company, Inc. to close upon the purchase of CBC's radio stations.

         The sales of the stations are subject to various contingencies, including reaching definitive agreements, regulatory approvals, shareholder approval and customary closing conditions.

         Christopher T. Dahl, Chairman and CEO, stated, "Based upon market interest in our radio stations to date, CBC believes that prospects are good for receiving offers that will approach amounts which CBC was to receive under the Global agreement which was submitted to, and approved by, CBC shareholders in January."

         CBC, creator of "Aahs World Radio(SM)," a live, 24-hour satellite radio network and multi-media concept for today's kids and families, is the beneficial owner of 40.7% of the outstanding shares of Harmony Holdings, Inc. (Nasdaq:
HAHO), one of the largest television commercial production companies in the U.S.